EXHIBIT 10.3

COBRA BONUS AGREEMENT

This COBRA Bonus Agreement (“Agreement”) between Thomas A. Smith (“Executive”) and Oglethorpe Power Corporation (the “Company”) is effective as of the date hereof. The Company has decided to provide Executive with a lump-sum bonus in recognition of his long and valuable service with the Company. This bonus is intended to assist him in certain circumstances in paying for health care continuation coverage to which he or his qualified beneficiaries may become entitled pursuant to Internal Revenue Code (the “Code”) Section 4980B (“COBRA Coverage”), subject to all of the terms of this Agreement.

1.                                      Eligibility.  Executive will be eligible to receive the payment described in Section 2 if he becomes Totally Disabled while employed by the Company as its Chief Executive Officer and begins receiving long term disability benefits under the Company’s group long term disability plan generally applicable to its employees and in which he participates (the “LTD Plan”). For purposes of this Agreement, the term “Totally Disabled” and similar terms shall have the meaning set forth in the LTD Plan.

2.                                      COBRA Bonus Payment.  Within 30 days following the date on which Executive is determined to be Totally Disabled under the LTD Plan, the Company will pay Executive, or in the event of his death before payment of such bonus is made, his spouse or otherwise named beneficiary, $54,918.00 in a lump sum to help defray the cost COBRA Coverage.

3.                                      Miscellaneous

(a)                                 Governing Law. This Agreement shall be construed under, governed by, and enforced in accordance with the laws of the State of Georgia, without regard to its choice of law provisions. The payment under this Agreement is intended to be exempt from Code Section 409A (“Section 409A”), but to the extent any such payment is subject to Section 409A, the terms of the Agreement shall be construed to comply with Section 409A.

(b)                                 Complete Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the subjects addressed in this Agreement. Any subsequent alteration or modification to this Agreement must be made in writing and signed by both parties.

(c)                                  Severability. Should any provision of this Agreement be ruled void, invalid, unenforceable or contrary to public policy by any court of competent jurisdiction, then any remaining portion of such provision and all other provisions of this Agreement shall survive and be applied and any invalid or unenforceable portion shall be construed or performed to preserve as much of the original words, terms, purpose and intent as shall be permitted by law.

(d)                                 Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by Executive or the Company, respectively.

So agreed, effective as of this 25th day of March, 2013.

EXECUTIVE:		COMPANY:

/s/ Thomas A. Smith		/s/ Benny W. Denham

Date:	April 3, 2013	Date:	March 25, 2013

Printed Name: Thomas A. Smith		Printed Name: Benny W. Denham

Address:	9385 Stoney Ridge Lane	Title: Chairman of the Board of Directors

John’s Creek, Georgia 30022

/s/ Marshall Millwood

Date:	March 25, 2013

Printed Name: Marshall Millwood

Title: Chairman of the Compensation Committee